INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Research Frontiers Incorporated

We consent to incorporation by reference in the Registration Statements (No. 33-53030, 33-86910 and 333-08623) on Form S-8 of Research Frontiers Incorporated of our report dated February 26,1997, relating to the balance sheets of Research Frontiers Incorporated as of December 31, 1996 and 1995 and the related state-ments of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Research Frontiers Incorporated.


                            /s/ KPMG PEAT MARWICK LLP


Jericho, New York
March 28, 1997